Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form F-3 Nos. 333-276845, 333-285501, 333-286445, 333-288621, 333-289323 and 333-291594) of Steakholder Foods Ltd.

2.	Registration Statements (Form S-8 Nos. 333-255419, 333-267045, 333-271112, 333-279010 and 333-286245) of Steakholder Foods Ltd.

of our report dated December 24, 2025, relating to the financial statements of Twine Solutions Ltd. as of and for the years ended December 31, 2024, and 2023 appearing in this Report of foreign private issuer on Form 6-K of Steakholder Foods Ltd.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER

A member of EY Global
Tel Aviv, Israel
February 3, 2026